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                                                              EXHIBIT 5.1

[COOLEY GODWARD LLP LOGO]       ATTORNEYS AT LAW        San Francisco, CA
                                                        415 693-2000

                                4365 Executive Drive    Palo Alto, CA
                                Suite 1100              415 843-5000
                                San Diego, CA
                                92121-2128              Menlo Park, CA
                                Main 619 550-6000       415 843-5000
                                Fax  619 453-3555
April 28, 1997                                          Boulder, CO
                                http://www.cooley.com   303 546-4000

                                THOMAS A. COLL
                                619 550-6013
                                collta@colley.com

QUALCOMM Incorporated
6455 Lusk Blvd.
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by QUALCOMM Incorporated, a Delaware corporation (the "Company"), and QUALCOMM Financial Trust I, a Delaware statutory business trust (the "Trust"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the resale (i) up to 13,200,000 Trust Convertible Preferred Securities of the Trust, (ii) up to $680,452,500 in aggregate principal amount of 5-3/4% Convertible Subordinated Debentures due February 24, 2012 of the Company (the "Debt Securities"), (iii) up to 9,084,240 shares of the Company's Common Stock issuable upon conversion of the Debt Securities (the "Shares") and (iv) a Convertible Preferred Securities Guarantee of the Company.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation, as amended, your Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued upon conversion of the Debt Securities and sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.


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[COOLEY GODWARD LLP LOGO]

QUALCOMM Incorporated
April 28, 1997
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We consent to the reference to our firm under the caption "Legal Opinions" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Thomas A. Coll

Thomas A. Coll